YEARLY RENEWABLE TERM INSURANCE
      RIDER ON THE INSURED

In this rider, "we", "our" and "us" mean Equitable Variable Life Insurance Company. "You" means the owner of the policy at the time an owner's right is exercised.

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THIS  RIDER'S  BENEFIT.  We  will  pay to the  Beneficiary  the  amount  of term insurance in effect under this rider at the insured person's death, when we receive proof that the insured person died before this rider's Term Expiry Date. This rider's Term Expiry Date is the Initial Term Expiry Date unless this rider is renewed. If it is renewed, the Term Expiry Date is the next policy anniversary after the latest renewal, but not later than the Final Term Expiry Date.

The Policy Information section of the policy or the rider that adds this benefit shows the amount of term insurance on the insured person and this rider's Initial and Final Term Expiry Date.

MONTHLY CHARGES. While this rider is in effect, its charge will be a part of the monthly deduction from the Policy Account. The monthly rate for this benefit for each $1,000 of term insurance in effect under this rider will be determined by us from time to time. The rate is based on the insured person's sex, attained age, tobacco user status and rating class. It will never be more than the rate shown in the Table of Guaranteed Maximum Rates for Yearly Renewable Term Insurance Rider on the Insured on Page 4 -- Continued of the policy.

RATE CHANGES. We have the right to change the specified renewal premiums for this rider from time to time, but they will never be more than the guaranteed maximum renewal premiums shown on Page 3 -- Continued of the policy.

HOW YOU MAY EXCHANGE THIS RIDER FOR A NEW POLICY. While this rider is in effect, you may exchange it for (a) a new policy on the life of the insured person or
(b) an increase in the face amount of insurance of a permanent life insurance policy on the life of the insured person that was issued by us and provides for face amount increases. You may do this at the beginning of any policy month that is on or before the policy anniversary nearest the insured person's 75th birthday. We will not ask for evidence of insurability, except as stated below for additional benefit riders.

The new policy or the face amount increase will have an insurance amount equal to the amount of term insurance in effect on this rider on the date of exchange. Or, you may choose a lower amount allowed by our rules then in effect.

The Register Date of the new policy or the effective date of the face amount increase will be the date of exchange. Rates for the new policy or the face amount increase will be based on our rates in effect on that date. They will be for the Insured's then attained insurance age and for the same class of risk as for this rider. You may choose that the new policy be on any permanent plan of insurance for which it qualifies under your rules then in effect as to plan, amount, age and class of risk.

You may ask that additional benefit riders be included in the new policy. The issue of any rider will require our consent and evidence of insurability satisfactory to us.

The first premium for the new policy must be received by us on or within 31 days before the date of exchange. We will tell you the amount of the first premium for the new policy on request.

WHEN THIS RIDER WILL TERMINATE. This rider will not be in effect:

1.  On and after its Term Expiry Date, if not renewed;

2.  If this rider is exchanged for a new policy or a face amount increase; or

3.  If the policy terminates.

You may terminate this rider by asking for this in writing. The effective date of termination will be the beginning of the policy month which coincides with or next follows the date we receive your request.

INCONTESTABILITY AND SUICIDE EXCLUSION. The incontestability and Suicide Exclusion provisions of the policy also apply to this rider. However, if this rider is added after the policy is issued, the time periods in those provisions will be measured for this rider from its Date of Issue as shown on the Additional Benefits Rider.

HOW THIS RIDER RELATES TO THE POLICY. This rider is a part of the policy. Its benefit is subject to all the terms of this rider and the policy.

                    EQUITABLE VARIABLE LIFE INSURANCE COMPANY

/s/ Molly K. Heines                           /s/ Joseph J. Melone

Molly K. Heines,                              Joseph J. Melone,
Vice President & Secretary                    Chairman & Chief Executive Officer

R94-220      Yearly Renewable Term Insurance Rider (On the Insured)